EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 1st day of February, 2003, by and between SKYFRAMES INC. ("Corporation") and SKY FRAMES INC., ("SKY FRAMES"), A California corporation, with their principal offices located in Costa Mesa, California, hereinafter sometimes collectively referred to as SKY FRAMES and JAMES W. FRANCE, JR., ("France") an individual, residing in Powell, Ohio, hereinafter sometimes referred to as "France." BACKGROUND INFORMATION

WHEREAS, France is President and CEO of SKY FRAMES, and

WHEREAS, SKY FRAMES recognizes France's experience, background in operations, communications, finance, management, manufacturing, and promotion and marketing of SKY FRNMES products and Services, and

IT IS THEREFORE AGREED:

1. Terms and Duties. SKY FRAMES hereby employs France for a period of one (1) year, from February 1, 2003 to January 31, 2004- France shall devote his best efforts and towards the advancement of SKY FRAMES, subject to reasonable vacations compatible with his position, and shall be employed as President/CEO of SKY FRAMES and/or SKY FRAMES INC, performing such duties as are from time to time prescribed by, and reporting directly to, the Board of Directors. France and SKY FRAMES shall have the option to renew this Agreement for an additional period of three (1) year under similar terms and conditions as are contained herein by mutual agreement in writing ninety (90) days prior to the expiration date of this Agreement.

Compensation

SKY FRAMES shall pay France the following compensation

     a. An annual base salary of $60,000 (Sixty Thousand Dollars) Payable in equal semimonthly installments on the 1st and 15th day of the month, provided that if the period of employment hereunder shall terminate on any day other than the 1st or 15th day of a calendar month, then in that event said installments shall be prorated. In the event that France's employment is terminated while this Agreement is in force other than for Proper Cause pursuant to paragraph 7b hereof, France shall be paid all salary to which) he is entitled under this Employment Agreement for (90) ninety days after the date of his termination. The first month shall be paid upon execution of this agreement. Upon completion of a second round of financing of not less than $500,000 France's Pay will increase to an annual salary of $120,000 effective immediately upon a closing.

     b. As an additional incentive to FRANCE, SKY FRAMES agrees to grant 500,000 fully paid up shares (no par value) to FRANCE as an inducement to France to accept the position with SKY FRAMES. These shares will be considered earned as follows:

          1)   25,000 upon execution of this agreement, and

          2)   25,000 per month thereafter for the first year,

          3) Upon completion of the $500,000 or greater funding round, FRANCE shall receive an additional 250,000 shares.

     c. For purpose of each succeeding twelve month period after the first year of this Agreement, said annual base salary shall be increased, the amount to be negotiated annually at least thirty (30) days prior to the anniversary date of this Agreement.

     In no event shall the annual increase be less than a five percent (5%) increase over the annual base salary for the preceding twelve month period.

     d. If both Ii) a Change in Control occurs ond (~i) any Adverse Effect occurs in contemplation of, in connection with, or within 18-months after a Change in Control, France shall be entitled, within 30 days of the date of the Adverse Effect, to a cash payment equal to the maximum amount permitted to be received under Section 280G of the Internal Revenue Code of 19B6 as now in effect (the "Code"), which will not result in the payment to an excess parachute payment, as defined in
          Section 280G. A Change in Control shall be deemed to have occurred when any person or entity or group of persons or entities

          (1) acquires 35% or more of the voting power of Corporation or SKY FRAMES stock with respect to the election of directors,

          (2) elects a majority of the Board of Directors of Corporation or SKY FRAMES,

          (3) acquires a majority of the operating assets of Corporation or SKY FRAMES, or

          (4) otherwise acquires effective control of Corporation or SKY FRAMES. An Adverse Effect shall be deemed to have occurred when

          (1)  France ceases to be a director of Corporation or SKY FRAMES,

          (2)  the employment of France is terminated,

          (3) there is a material reduction of the responsibility or authority of France with respect to the business operations of Corporation OL' SKY FRAMES, or

          (4) there is a material adverse change in the benefits, perquisites or working conditions of France. In no event shall payment be made under this Agreement, which would constitute an excess parachute payment.

3. Election as Officer and Director. It is mutually understood that France will be employed presently as President of SKY FRAMES, that he will be retained in such position with either SKY FRAMES Corporation throughout his employment with SKY FRAMES, and that he be a member of the Board of Directors 0: SKY FRAMES Corporation for a term equal to the period of his employment under this Agreement. The Board of Directors will use its best efforts to nominate France for election as a director and to support the election of France as a director. Election of France as a director shall be a condition to the obligation of France under this Agreement, but not to the ob1.igations of SKY FRAMES under this Agreement or any stock options that may be held by France.

4. Fringe Benefits. France shall be entitled to participate in all executive fringe benefit programs including but not limited to, life and health insurance, auto allowance and other ordinary benefits, in the same manner as such programs are provided/offered to other employees and/or directors of the Corporation. France shall be entitled to at least three weeks of paid vacation per year. For each year during the terms of this Agreement, when and if any stock options are available or a plan is created, France shall earn on each anniversary of the date of this Agreement the right (option) to purchase 10,000 (Ten Thousand) shares of the common stock $.10 par value ("Shares") of SKY FRAMES at the option price of $.10 (10/100 dollars) per share. The option shall immediately be exercisable and shall be exercisable for a period ending on the earlier of

     (i)  five years after the date of grant or

     (ii) 90 days after the termination of France's employment, for whatever reason. Options granted under any Plan adopted by SKY FRAMES shall be paid [or in the manner provided in the Plan; all other options may be paid in cash, upon surrender of Share$ (valued at the fair market value as of the date of surrender), or any combination of the foregoing. SKY FRAMES may permit France to satisfy, in whole or in part, any withholding tax obligations. No options granted to France under this Agreement shall be an Incentive Stock Option within the meaning of Section 422A of the Code. The number of Shares subject to the options referred to in this Section 4 shall be adjusted appropriately to reflect any stock splits, reverse stock splits, sLock dividends or other changes in the Shares. France shall also be entitled to reimbursement of any attorney's fees or costs incurred by France in connection with

          (l)  the negotiation, execution or enforcement of this Agreement, and

          (2) subject to final approval by the Board of Directors of SKY FRAMES, any other matters related to SKY FRAMES and its business as to which France seeks legal advice or assistance from private council.

5. Expenses. France is authorized to incur reasonable expenses for promoting the business of SKY FRAMES, including expenses for entertainment, travel, housing, and similar items as deemed necessary for conducting the affairs of SKY FRAMES business. SKY FRAMES shall reimburse France for all expenses upon the presentation by France, from time to time, of an itemized account of such expenditures.

6. Illness or Incapacity. If during the term of this Agreement, France should be prevented from performing his duties by reason of illness or incapacity to such an extent and for such a period of time as would make France eligible to receive benefits for total disability under any 1ong term disability program or policy of SKY FRAMES providing for income replacement of at least 70% of France's base salary, then SKY FRAMES shall not be obligated to pay France any annual base salary for any period during the remaining Lerm of this Agreement for which France is entitled to benefits for total disability.

7.   Termination.

     a. Subject to the payment of provisions of paragraph 2a, 2b, 2c and 2d, above, SKY FRAMES may terminate the employment of France at any time, without cause.

     b. SKY FRAMES may terminate the employment of France at any time for Proper Cause. Proper Cause shall mean

          (l)  the conviction of France of a felony,

          (2) willful failure by France to perform the material duties of his employment under this Agreement, or

          (3) any intentional act of dishonesty or intentional breach of trust or good faith affecting the Corporation or SKY FRAMES. No event shall constitute Proper Cause unless

               (a) France is provided with written notice of the events or actions believed to constitute Proper Cause,

               (b) France fails to substantially cure the events or actions within 30 days of the date he actually receives such notice, and

               (c) A two-thirds majority of the Board of Directors (excluding France) concludes, after providing France with an opportunity (1) present facts and arguments and a hearing on the issues, that an event or action described in (2) or (3) has occurred, that France has failed to make his best efforts to cure the event or action or its effects, that France did not believe in good faith or have reason to believe in causing the event or action to occur that he was acting in the best interest of The Corporation or SKY FRAMES, and that it is the best interest of The' Corporation and SKY FRAMES to treat the event or action as constituting Proper Cause.

     c. If France dies during the term of this Agreement, SKY FRAMES shall pay to his estate or other designated beneficiary all base salary earned to the date of his death and all rights to purchase stock under this Agreement or any options held by France shall be exercisable by his estate for six months following the date of his death.

8. Non-Competition Confidential Information. During the term of France's employment with SKY FRAMES as described in Section 1 and for an additional period of one year thereafter (unless France's employment shall have been terminated without Proper Cause), France will not, directly or indirectly, as proprietor, partner, officer, employee, consultant or agent, within the United States, sell, or assist any person in the sale of, products or services similar to those sold during the term of this Agreement by SKY FRAMES, Corporation, or any of their subsidiaries. France agrees not, at any time, either directly or indirectly, to disclose or to make known to any other person, firm or corporation, any confidential information, trade secret or proprietary information of SKY FRAMES or Corporation that may have acquired in the performance of his duties for SKY FRAMES or Corporation. France acknowledges compliance with the provisions of this Section are necessary to protect the business and other proprietary interests of SKY FRAMES and Corporation, and that a breach or any of the agreement contained therein may result in irreparable and continuing damage to such entities for which there will be no remedy at law. France agrees that in the event of any breach of this Section, Corporation and SKY FRAMES shall each be entitled to injunction relief, in addition to such other remedies available at law or in equity. If any provision of this Section is held to be unenforceable, invalid, are void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

9. General Indemnification. Corporation and SKY FRAMES shall indemnify France if he was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative o~' investigative (including, without limitation to, an act by or in the right of SKY FRAMES) by reason of the fact that he is or was a director, officer, employee, or agent of corporation or SKY FRAMES or is or was serving at the request of Corporation or SKY FRAMES as a director, trustee, officer, employee, partner, joint venture partner, or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), Agreements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Corporation or SKY FRAMES, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect to any derivative claim, issue or matter as to which France shall have been adjudged to be liable to the Corporation or SKY FRAMES unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, France fair1y and reasonably is entitled to be indemnified for such expenses. Expenses {including attorney's fees}
     incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall he paid by Corporation and SKY FRAMES in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of France to repay' such amount, unless it shall ultimately be determined that he is entitled to be indemnified by SKY FRAMES or Corporation as authorized in the preceding sentences. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which France shall be entitled under the common law or the General Corporation Law of the State of Delaware or the Certificate of Incorporation or Bylaws of Corporation or SKY FRAMES or any agreement, vote of their respective shareholders or directors, or otherwise, both or as to action in his official capacity or as to action in another capacity while holding such office, and shall continue after the termination of this Agreement and shall inure to the benefits of their heirs, executors and administrators of France.

10. Assignments and Liability. This Agreement shall inure to the benefit of France and his successors or assigns. All obligations and liabilities of SKY FRAMES under this Agreement shall be jointly and severally the obligations of Corporation and SKY FRAMES.

11. Arbitration. In the event or any dispute under this Agreement, such dispute shall be settled by arbitration in Columbus, Ohio, in accordance with the then prevailing rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereof.

12. This Agreement. This Agreement constitutes all of the agreements which have been made between the parties and no attempt shall be made by either party to assert that on, before or simultaneously with the execution of this Agreement there were any other agreements. Promises representations or understandings made by any of them with respect to the matters contained herein or to the relationship between the parties, This Agreement is not subject to reinterpretation or change except by written agreement of the parties hereto.

13. Governing Law. This Agreement has been executed in the State of California. All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the lams of the State of California.

     IN WITNESS WHEBEOF, the parties have hereunder set their hands as of the date first hereinbefore written, SKY FRAMES INC.